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                                                                     Exhibit 5.6

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
Suite 900                        Correspondence:         Telephone: 902.420.3200         CHARLES S. REAGH
Purdy's Wharf Tower One          P.O. Box 997            Fax: 902.420.1417               Direct Dial: 902.420.3335
1959 Upper Water Street          Halifax, NS             halifax@smss.com                Direct Fax: 902.496.6173
Halifax, NS                      Canada B3J 2X2          www.smss.com                    csr@smss.com
Canada B3J 3N2
File Reference: NS25324-2
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November 24, 2004

The Jean Coutu Group (PJC) Inc.
530 Beriault Street
Longueuil, Quebec, Canada  J4G 1S8


Dear Sirs/Mesdames:

Re:    The Jean Coutu Group (PJC) Inc.
       Exchange offer for US$350,000,000 7 5/8 % Senior Notes due 2012 ("Senior Notes") and US$850,000,000 8 1/2 % Senior Subordinated Notes due 2014 ("Senior Subordinated Notes")

We have acted as local Nova Scotia counsel to 3090671 Nova Scotia Company and 3090672 Nova Scotia Company (together, the "Canadian Guarantors") in connection with the offer by The Jean Coutu Group (PJC) Inc. (the "Issuer") to exchange up to an aggregate principal amount of US$350,000,000 7 5/8 % Senior Notes due 2012 and US$850,000,000 8 1/2 % Senior Subordinated Notes due 2014 (collectively, the "Exchange Notes") as described in the registration filed with the United States Securities and Exchange Commission on November 24, 2004 (the "Registration Statement"). The obligations of the Issuer under the Senior Notes are guaranteed by, among others, the Canadian Guarantors pursuant to the terms of an indenture relating to the Senior Notes dated as of July 30, 2004 between the Issuer and The Bank of New York, as trustee, and the Canadian Guarantors, among others, and the obligations of the Issuer under the Senior Subordinated Notes are guaranteed by, among others, the Canadian Guarantors pursuant to an indenture relating to the Senior Subordinated Notes dated as of July 30, 2004 among the Issuer, Wells Fargo Bank, N.A., as trustee, and the Canadian Guarantors, among others (collectively, the "Canadian Guarantees").

As local Nova Scotia counsel to the Canadian Guarantors, we have reviewed executed copies of:

1.     the Canadian Guarantees;

2. a certificate of status for each of the Canadian Guarantors issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia and dated November 23, 2004;

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NOVEMBER 24, 2004
Page 2


3. the memorandum of association and articles of association of each of the Canadian Guarantors;

4. resolutions of the directors of each of the Canadian Guarantors dated July 27, 2004 authorizing the execution, delivery and performance of the Canadian Guarantees; and

5. a certificate of an officer of each of the Canadian Guarantors dated the date hereof (the "Officer's Certificates"), copies of which we understand have been delivered to you. We have relied upon the accuracy of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

We have also considered such questions of law and we have examined public and corporate records, certificates, instruments, agreements and other documents as we have deemed necessary or useful in expressing the opinions hereinafter set forth.

For the purposes of the opinions expressed herein, we have assumed (without independent investigation or verification):

       (a) the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as photostatic, certified, notarily certified, facsimile or conformed copies, or copies otherwise reproduced by electronic means, the genuineness and authenticity of all signatures on all documents submitted to us, the completeness and accuracy of all documents submitted to or obtained by us, and the legal capacity of all natural persons;

       (b) that the minute books of each of the Canadian Guarantors in our possession are accurate and complete in all respects; and

       (c) the completeness and accuracy of all statements of fact set forth in the Officer's Certificates.

The opinions set out below are limited to the laws currently in force in the Province of Nova Scotia.

Based on and relying upon and subject to the foregoing, we are of the opinion that:

1. Each of the Canadian Guarantors is an unlimited company duly incorporated and existing under the laws of the Province of Nova Scotia.

2. The execution and delivery of the Canadian Guarantees by each of the Canadian Guarantors, and the performance of its respective obligations thereunder, do not contravene (i) any provision of applicable corporate laws of the Province of Nova Scotia, or (ii) the memorandum of association or articles of association of either of the Canadian Guarantors.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement in accordance with the

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NOVEMBER 24, 2004
Page 3

requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act"), and to the use of our firm name therein and in the related Prospectus under the caption "Legal Matters". In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours truly,

(signed) STEWART MCKELVEY STIRLING SCALES